UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 31, 2005
Commission File Number 1-5097
JOHNSON CONTROLS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State of Incorporation)	39-0380010 (I.R.S. Employer Identification No.)

5757 N. Green Bay Avenue
P.O. Box 591
Milwaukee, Wisconsin	53201
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (414) 524-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation.
     On October 31, 2005, Johnson Controls, Inc. (the “Company”) entered into a Credit Agreement, dated as of such day, among the Company, certain wholly owned subsidiaries of the Company, the financial institutions party thereto and Citibank, N.A., as administrative agent for the lenders (the “Credit Agreement”). The Company intends to use the revolving credit facility to provide a liquidity backstop for commercial paper that the Company may issue to fund its pending acquisition of York International, Inc. The facility is available for general corporate purposes.
     The Credit Agreement provides for a revolving credit facility that matures on the earlier of (i) 364 days after the effective date of the Credit Agreement and (ii) December 28, 2006. The initial maximum aggregate amount of availability under the revolving credit facility is $2.8 billion, of which the entire amount is currently undrawn and will be available at the Company’s election.
     The aggregate commitments of the lenders under the Credit Agreement will be reduced automatically in the event that the Company or any of its subsidiaries at any time, or from time to time, after the date of the Credit Agreement receives any net cash proceeds of any issuance by the Company or any of its subsidiaries of long-term debt securities in a capital markets transaction. The reduction will be in an amount equal to the largest multiple of $5,000,000 that does not exceed the amount of such net cash proceeds.
     The Company may borrow, repay and reborrow amounts under the Credit Agreement from time to time until the maturity of the revolving credit facility. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without fee upon proper notice.
     The Company will guarantee the obligations of certain of its wholly owned subsidiaries under the Credit Agreement to the extent such subsidiaries borrow directly under the Credit Agreement. All borrowings under the Credit Agreement are unsecured.
     The facility fee and the interest rate margin for outstanding amounts fluctuate based upon the Company’s long-term credit rating in effect from time to time, and the Company believes they reflect market rates.
     The Credit Agreement contains various restrictions and covenants applicable to the Company and certain of its subsidiaries. The Credit Agreement does not contain a restriction specifically limiting the Company’s ability to pay dividends on its common stock. The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable.
     The description of the Credit Agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits. The following exhibits are being filed herewith:
(4.1)	Credit Agreement, dated October 31, 2005, among Johnson Controls, Inc., certain wholly owned subsidiaries of Johnson Controls, Inc., the financial institutions party thereto and Citibank, N.A. as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
JOHNSON CONTROLS, INC.

BY:	/s/ R. Bruce McDonald
R. Bruce McDonald
Vice President and Chief Financial Officer
Date: November 4, 2005

JOHNSON CONTROLS, INC.
EXHIBIT INDEX TO FORM 8-K
Report Dated October 31, 2005

Exhibit No.
(4.1)	Credit Agreement, dated October 31, 2005, among Johnson Controls, Inc., certain wholly owned subsidiaries of Johnson Controls, Inc., the financial institutions party thereto and Citibank, N.A. as administrative agent.

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